EXHIBIT 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

FDA Issues Approvable Letter for SPD465 (Triple-Bead
Mixed Amphetamine Salts) for the Treatment of ADHD in Adults

Basingstoke, U.K., and Philadelphia, U.S. – May 19, 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for SPD465 (triple-bead mixed amphetamine salts [MAS], an investigational oral stimulant intended to provide symptom control of ADHD in adults for up to 16 hours with one daily dose.  Following receipt of this approvable letter, Shire is evaluating its options related to SPD465.

Shire submitted a New Drug Application for SPD465 on July 21, 2006.1  If approved, SPD465 will be a treatment option for adults with ADHD and part of Shire’s overall ADHD portfolio.

About ADHD
Approximately 7.8 percent of all school-age children, or about 4.4 million U.S. children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the CDC.2 ADHD is one of the most common psychiatric disorders in children and adolescents.3 The disorder is also estimated to affect approximately 9.8 million adults across the U.S. based on a retrospective survey of adults aged 18 to 34, projected to the full U.S. adult population.4,5  ADHD is a neurobiological psychiatric disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development.6  To be properly diagnosed with ADHD, a child needs to demonstrate at least six of nine symptoms of inattention; and/or at least six of nine symptoms of hyperactivity/impulsivity; the onset of which appears before age 7 years; that some impairment from the symptoms is present in two or more settings (e.g., at school and home); that the symptoms continue for at least six months; and that there is clinically significant impairment in social, academic or occupational functioning and the symptoms cannot be better explained by another psychiatric disorder.6

Although there is no “cure” for ADHD, there are accepted treatments that specifically target its symptoms.  The most common standard treatments include educational approaches, psychological or behavioral modification, and medication.7

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For further information on ADHD please visit www.adhdsupport.com.

Shire ADHD Portfolio
In addition to SPD465, Shire's portfolio of ADHD treatments includes VYVANSE™ (lisdexamfetamine dimesylate), the first prodrug stimulant, which is planned to launch 2Q 2007, DAYTRANA™ (methylphenidate transdermal system), the first and only ADHD patch, and ADDERALL XR® (mixed salts of a single-entity amphetamine product), a long-acting formulated stimulant. SPD503 (guanfacine HCl extended release) is currently under review with FDA.

For further information please contact:
Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

About SPD465
SPD465, a single entity formulation of mixed amphetamine salts, was designed to provide extended release of medication with symptom control for up to 16 hours, is being studied for the treatment of ADHD in adults. The most common adverse events reported include insomnia, decreased appetite, dry mouth, headache and weight decrease.

About VYVANSE and ADDERALL XR
Tell your doctor about any heart conditions, including structural abnormalities, that you, your child, or a family member, may have.  Inform your doctor immediately if you or your child develops symptoms that suggest heart problems, such as chest pain or fainting.

VYVANSE or Adderall XR should not be taken by patients who have advanced disease of the blood vessels (arteriosclerosis); symptomatic heart disease; moderate to severe high blood pressure; overactive thyroid gland (hyperthyroidism); known allergy or unusual reactions to drugs called sympathomimetic amines (for example, pseudoephedrine); seizures; glaucoma; a history of problems with alcohol or drugs; agitated states; taken a monoamine oxidase inhibitor (MAOI) within the last 14 days.

Tell your doctor before using, VYVANSE or Adderall XR if you or your child are being treated for or have symptoms of depression (sadness, worthlessness, or hopelessness) or bipolar disorder; have abnormal thoughts or visions, hear abnormal sounds, or have been diagnosed with psychosis; have had seizures or abnormal EEGs; have or have had high blood pressure; exhibit aggressive behavior or hostility.  Tell your doctor immediately if any of these conditions or symptoms develop while using VYVANSE or Adderall XR.

Abuse of amphetamines may lead to dependence.  Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events.  These events have also been reported rarely with amphetamine use.

VYVANSE and Adderall XR were generally well tolerated in clinical studies.  The most

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common side effects in studies of Vyvanse  included: children - difficulty falling asleep, stomachache, and irritability. The most common side effects in studies of Adderall XR included: children - decreased appetite, difficulty falling asleep, stomachache, and emotional lability; adolescents - loss of appetite, difficulty falling asleep, stomachache, and weight loss; adults - dry mouth, loss of appetite, difficulty falling asleep, headache, and weight loss.

Aggression, new abnormal thoughts/behaviors, mania, growth suppression, worsening of motion or verbal tics and Tourette’s syndrome have been associated with use of drugs of this type.  Tell your doctor if you or your child have blurred vision while taking VYVANSE or Adderall XR.

About DAYTRANA
DAYTRANA should not be used in patients with allergy to methylphenidate or patch components; marked anxiety, tension and agitation; glaucoma; tics, diagnosis or a family history of Tourette's syndrome; seizures; or during or within 14 days after treatment with monoamine oxidase inhibitors (MAOIs).

Sudden death has been reported in association with CNS stimulant treatment at usual doses in children and adolescents with structural cardiac abnormalities or other serious heart problems. Sudden deaths, stroke, and myocardial infarction have been reported in adults taking stimulant drugs at usual doses in ADHD.  Physicians should take a careful patient history, including family history, and physical exam, to assess the presence of cardiac disease.  Patients who report symptoms of cardiac disease such as exertional chest pain and unexplained syncope should be promptly evaluated.  Use with caution in patients whose underlying medical condition might be affected by increases in blood pressure or heart rate.

New psychosis, mania, aggression, growth suppression, and visual disturbances have been associated with the use of stimulants.  Use with caution in patients with a history of: psychosis; EEG abnormalities; bipolar disorder; depression.  Growth and hematologic monitoring is advised during prolonged treatment.  Patients should avoid applying external heat to the DAYTRANA patch.  Skin irritation or contact sensitization may occur.

DAYTRANA should be given cautiously to patients with a history of drug dependence and alcoholism. Chronic abuse can lead to marked tolerance and psychological dependence.  Frank psychotic episodes can occur, especially with parenteral abuse. Careful supervision is required during withdrawal from abusive use, since severe depression may occur.  Withdrawal following chronic therapeutic use may unmask symptoms of the underlying disorder.

Common adverse events reported by patients who received DAYTRANA in clinical trials were decreased appetite, insomnia, nausea, vomiting, decreased weight, tics, affect lability, and anorexia, consistent with adverse events commonly associated with the use of methylphenidate.

For further product information related to Shire’s portfolio of ADHD treatments, please go to Vyvanse.com, AdderallXR.com and Daytrana.com.

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Shire plc
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD) and SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

1 Shire Pharmaceuticals Group.  Basingstoke:  Shire; [updated 2006 Oct. 20; cited 2006 Oct. 19].  Shire Announces Filing Of Spd465 For The Treatment Of Adult ADHD.  Available from http://www.shire.com/shire/uploads/press/shire/SPD465_NDA_FILING_210706.pdf.
2Mental health in the United States: Prevalence of diagnosis and medication treatment for attention-deficit/hyperactivity disorder, United States, 2003. MMWR, September 2, 2005;54(34):842-847.  Available at: http://www.cdc.gov/mmwr/preview/mmwrhtml/mm5434a2.htm.  Accessed September 27, 2005.
3“Introduction,” Diagnosis and Treatment of Attention Deficit Hyperactivity Disorder. NIH Consensus Statement 1998 Nov 16-18; 16(2): 1-37.  Available at: http://consensus.nih.gov/cons/110/110_statement.htm#0_Abstract. Accessed on June 8, 2005.
4Kessler RC, et al.  “The Prevalence and Correlates of Adult ADHD in the United States:  Results from the National Comorbidity Survey Replication.”  The American Journal of Psychiatry. 2006;163:716-723., US Census 2005. Data extrapolated from survey data in adults 18-44 years old, projected to the total adult population in the US.
5  “Annual Estimates of the Population by Selected Age Groups and Sex for the United States: April 1, 2000 to July 1, 2005 (NC-EST2005-02).”  U.S. Census Bureau.  Available at:  http://www.census.gov/popest/national/asrh/NC-EST2005-sa.html.  Accessed May 7, 2007.
6 Diagnostic and Statistical Manual of Mental Disorders: Fourth Edition, Text Revision. DSM-TR-IV®. Washington, DC:  American Psychiatric Association; 2000: 85.
7  Baumgartel A, et al.  Practice guideline for the diagnosis and management of attention deficit hyperactivity disorder. Ambulatory Child Health. 1998;4:51.

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